Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-258044 on Form S-8 and Registration Statement No. 333-266443 on Form S-3 of our report dated March 7, 2024 relating to the consolidated financial statements of Bridge Investment Group Holdings Inc., appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP
Salt Lake City, Utah
March 7, 2024